EXHIBIT 5.1


                                 WILLIAMS MULLEN
                                 CLARK & DOBBINS
                          ATTORNEYS & COUNSELORS AT LAW
                           A PROFESSIONAL CORPORATION

                                FARRAGUT BUILDING
                               900 17TH STREET, NW
                              WASHINGTON, DC 20006


                                December 15, 2000



Board of Directors
Diamond Entertainment Corporation
800 Tucker Lane
Walnut, California  91789


Ladies and Gentlemen:

         This letter is in reference to the Registration Statement on Form SB-2 (the "Registration Statement") filed by Diamond Entertainment Corporation, a New Jersey corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended, for resale (the "Offering") of up to 13,400,000 shares of the Company's common stock, no par value per share (the "Common Stock"), as follows: (i) 11,575,000 shares of Common Stock which may be issued upon conversion of outstanding shares of the Series A Convertible Preferred Stock, no par value per share ("Series A Convertible Preferred Stock"), held by certain selling stockholders as set forth in the Registration Statement, and (ii) 1,525,000 shares of Common Stock which are issuable upon exercise of outstanding warrants (the "Warrants") issued to certain selling stockholders as set forth in the Registration Statement.

         We have examined such corporate proceedings, records and documents as we have considered necessary for the purposes of this opinion.

         In connection with the preparation of this opinion, we have reviewed such questions of law as we have deemed necessary. We do not herein give any opinion with respect to the laws of any jurisdiction other than the general laws of the United States of America, the federal securities laws, the laws of the District of Columbia and the New Jersey Business Corporation Act. Except as otherwise provided herein, we have assumed that, insofar as the laws of another jurisdiction may be applicable to any matters to which this opinion may relate, such laws are identical to the laws of the District of Columbia; however, we express no opinion as to the extent to which the laws of the District of Columbia or such other jurisdiction may apply.


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         Based on the foregoing, subject to the limitations and qualifications set forth herein, and assuming that the shares issuable upon conversion of the outstanding shares of Series A Convertible Preferred Stock are issued in accordance with the Articles of Incorporation of the Company, as amended, and that the full consideration for each share issuable upon exercise of each Warrant is received by the Company in accordance with the terms of each such Warrant, it is our opinion that the 13,400,000 shares of Common Stock when issued will be validly issued, fully paid and non-assessable.

         Our opinion is expressed as of the date hereof and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                         Very truly yours,

                                         WILLIAMS, MULLEN, CLARK &
                                         DOBBINS


                                         By:  /s/ Neil R. E. Carr
                                             ----------------------
                                             Neil R.E. Carr